EXHIBIT 10.8

PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT, made as of this      day of             , 20     between Kindred Healthcare, Inc., a Delaware corporation and its successors (the “Company”), and                      (the “Participant”).

WHEREAS, the Company adopted and maintains the Kindred Healthcare, Inc. 2011 Stock Incentive Plan (the “Plan”);

WHEREAS, the Plan provides for the award to participants in the Plan of the right to receive shares of common stock of Kindred Healthcare, Inc., par value $0.25 per share (the “Common Stock”), upon the achievement of specified performance targets (“Performance Units”).

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Performance Units. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant                  (                ) Performance Units. The Performance Units shall vest only in accordance with the provisions of this Agreement and of the Plan. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

2. Performance Targets/Performance Period.

(a) The Committee shall establish the Performance Targets applicable to a particular Performance Period within ninety (90) days of the commencement of such Performance Period in accordance with the terms and conditions of Section 9(b) of the Plan. As soon as reasonably practicable following the establishment of such Performance Targets, the Committee shall communicate the Performance Targets to the Participant.

(b) The Performance Periods applicable to the Performance Units during which the Performance Targets shall be measured shall be as follows:

(i) With respect to one-third (1/3) of the Performance Units, the Performance Period shall be calendar year 20    ;

(ii) With respect to one-third (1/3) of the Performance Units, the Performance Period shall be calendar year 20    ; and

(iii) With respect to one-third (1/3) of the Performance Units, the Performance Period shall be calendar year 20    .

(c) As soon as practicable after the end of the applicable Performance Period, the Committee shall determine and certify the extent to which the Performance Targets for such Performance Period were achieved, if at all. If the Performance Targets are achieved in full, and the Participant remains employed with the Company as of the last day of the applicable Performance Period, the Company shall pay to the Participant an amount equal to the number of Units earned with respect to such Performance Period, such payment to be made as soon as reasonably practicable following the Committee’s certification pursuant to Section 2(c) of this Agreement, but in no event later than March 15th of the calendar year immediately following the calendar year in which the relevant Performance Period ends. The Committee may determine, in its sole and absolute discretion, at the time of payment hereunder whether such payment shall be made (a) in cash (equal to the Fair Market Value of a Share multiplied by the number of Performance Units), (b) in Shares or (c) in a combination of cash and Shares.

3. Non-Transferability. No Performance Unit shall be assignable or transferable otherwise than by will or the laws of descent and distribution. Any purported or attempted transfer of a Performance Unit in contravention of this Section 3 shall be null and void and shall result in the immediate forfeiture of the Performance Unit.

4. Consequences Upon Change in Control. Upon a Change in Control, to the extent not already vested and paid, the Performance Units shall become fully vested and immediately payable as if the Performance Targets were fully achieved, without any proration, on which case payment shall be in cash equal to the product of the number of Performance Units and the greater of (i) the Fair Market Value of a Share on the date of such Change in Control and (ii) the highest price per Share paid in connection with such Change in Control. Any payment pursuant to this Section 4 shall be made no later than March 15th of the calendar year immediately following the calendar year in which such Change in Control occurs.

5. Effect of Termination of Employment.

(a) If the employment of Participant shall terminate with the Company prior to the expiration of the applicable Performance Period for any reason other than for death or Disability, the Performance Units shall immediately terminate and be of no further force or effect.

(b) In the event that the employment of Participant with the Company shall terminate on account of the Disability or death of Participant prior to the expiration of the Period, all Performance Units shall be paid to Participant or Participant’s estate, as the case may be, as if all applicable Performance Targets had been fully achieved; provided that such payment shall be prorated to reflect the portion of the Performance Period during which Participant was employed; provided further that such payment shall be made as soon as reasonably practicable following the date of such termination of employment but in no event later than March 15th of the calendar year immediately following the calendar year in which such termination occurs.

6. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

8. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and a Plan prospectus. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

9. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.

10. Entire Agreement. This Agreement and the Plan represent the final, complete and total agreement of the parties hereto respecting the Performance Units and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Performance Units and such matters.

11. No Contract of Employment. This Agreement shall not confer upon the Participant any right with respect to the continuation of such Participant’s employment by the Company or prohibit the Company at any time from terminating such employment or increasing or decreasing the base salary or other compensation for such Participant.

12. Code Section 409A. Each Performance Unit is intended not to be subject to Section 409A of the Code by reason of being a short-term deferral and shall be interpreted accordingly. In the event any of the payments provided to a Participant pursuant to this Agreement would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend this Agreement in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation to be paid or provided to the Participant pursuant to this Agreement; provided, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan, as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By:	Richard A. Lechleiter
Title:	Executive Vice President and Chief Financial Officer

Name of Individual

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